UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 16, 2019

CBS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-09553	04-2949533
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

51 West 52nd Street, New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 975-4321

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

As previously reported, on December 17, 2018, CBS Corporation (the “Company”) announced that its Board of Directors had completed its investigation of the Company’s former Chairman of the Board, President and Chief Executive Officer, Leslie Moonves, and had determined that there were grounds to terminate his employment with the Company for cause under the Company’s employment agreement with Mr. Moonves and that Mr. Moonves will not be entitled to receive any severance payment from the Company.

Also as previously reported, pursuant to the separation agreement between the Company and Mr. Moonves dated September 9, 2018, any dispute with respect to the determination of whether the Company has grounds to terminate the employment of Mr. Moonves for cause is subject to binding arbitration in accordance with the provisions of the separation agreement if Mr. Moonves makes a demand for binding arbitration within a specified period following the date on which the Board of Directors gives Mr. Moonves notice of the cause termination.

On January 16, 2019, Mr. Moonves notified the Company of his election to demand binding arbitration with respect to this matter. The Company does not intend to comment further on this matter during the pendency of the arbitration proceedings.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBS CORPORATION
(Registrant)

By:	/s/ Lawrence P. Tu
Name: Lawrence P. Tu
Title: Senior Executive Vice President and Chief Legal Officer

Date: January 17, 2019

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